                                   EXHIBIT 11
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        QUARTER ENDED SEPTEMBER 30, 1997


                                                    Three Months          Nine Months
                                                       Ended                 Ended
                                                September 30, 1997    September 30, 1997
                                                ------------------    ------------------

Net income                                          $   73,323            $  200,446
                                                    ==========            ==========



Average shares outstanding                             559,328               559,328

Dilutive average shares outstanding under
         warrants and options                          216,191               216,191

Exercise price                                      $    10.00            $    10.00

Assumed proceeds on exercise                        $2,161,910            $2,161,910

Average market value                                $    12.50            $    12.48

Less: Treasury stock purchased with assumed
      proceeds from exercise of warrants and
      options                                          172,953               173,230

Adjusted average shares-Primary                        602,566               602,289

Primary earnings per share                          $      .12            $      .33
                                                    ==========            ==========



Average shares outstanding                             559,328               559,328

Dilutive average shares outstanding under
         warrants and options                          216,191               216,191

Exercise price                                      $    10.00            $    10.00

Assumed proceeds on exercise                        $2,161,910            $2,161,910

Ending market value                                 $    12.50            $    12.50

Less: Treasury stock purchased with assumed
      proceeds from exercise of warrants and
      options                                          172,953               172,953

Adjusted average shares-Fully diluted                  602,566               602,566

Fully diluted earnings per share                    $      .12            $      .33
                                                    ==========            ==========



         The stock of the Company is not traded on any public exchange. The average and ending market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.